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EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
                                       OF
                            SIMEX TECHNOLOGIES, INC.

SIMEX Entertainment Group, Inc., a Georgia corporation.

SIMEX Energy Services Group, Inc., a Georgia corporation.

Remote Business, Inc., a Georgia corporation.

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